Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2009 Results and Declares Quarterly Dividend

5-star Rated WHG LargeCap Value Fund to Acquire Assets of Philadelphia Fund

DALLAS--(BUSINESS WIRE)--July 23, 2009--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2009 second quarter revenues of $10.0 million, net income of $1.6 million and earnings per diluted share of $0.25. This compares to revenues of $9.7 million, net income of $1.7 million and earnings per diluted share of $0.27 in the second quarter of 2008. Cash earnings for the second quarter of 2009 were $3.9 million compared to $3.7 million for the second quarter of 2008. Cash earnings per share (“Cash EPS”) for the second quarter of 2009 were $0.58 per diluted share compared to $0.57 per diluted share for the second quarter of 2008. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Westwood also announced that it has entered into an asset purchase agreement with Baxter Financial Corporation, the investment advisor to the Philadelphia Fund (PHILX), that would result in Westwood acquiring substantially all of the assets of Baxter related to its management of the Philadelphia Fund. The asset purchase agreement is subject to certain customary closing conditions. In connection with this acquisition, the Philadelphia Fund would be reorganized into the WHG LargeCap Value Fund (WHGLX), a mutual fund advised by Westwood. The related agreement and plan of reorganization has been approved by both funds’ boards and is subject to approval by shareholders of the Philadelphia Fund and other closing conditions. Currently it is anticipated that the agreement and plan of reorganization will be submitted to Philadelphia Fund shareholders for their approval at a special meeting during the third or fourth quarter of 2009. As of June 30, 2009, the Philadelphia Fund had net assets of approximately $50 million and the WHG LargeCap Value Fund had net assets of approximately $109 million. As of June 30, 2009, the WHG LargeCap Value Fund has received a 5-star rating from Morningstar, Inc.

Assets under management were $8.2 billion as of June 30, 2009, a 6% increase compared to assets under management of $7.7 billion at June 30, 2008 and a 14% sequential increase compared to assets under management of $7.2 billion at March 31, 2009. Average assets under management for the second quarter were $7.7 billion, an increase of 1% compared with $7.6 billion for the second quarter of 2008. The year-over-year increase in period ending assets under management was primarily due to inflows from new and existing clients partially offset by market depreciation.

For the six months ended June 30, 2009, Westwood reported revenues of $18.2 million, net income of $2.9 million and earnings per diluted share of $0.43, compared to revenues of $18.8 million, net income of $3.7 million and earnings per diluted share of $0.58, for the same 2008 period. Cash earnings for the six months ended June 30, 2009 were $6.6 million compared to $6.8 million for the same period in 2008, while Cash EPS for the six months ended June 30, 2009 were $0.99 per diluted share compared to $1.07 per diluted share for the same period in 2008.

Total expenses for the second quarter were $7.5 million compared with $7.1 million for the second quarter of 2008. Cash expenses for the second quarter were $5.2 million compared with $5.1 million for the second quarter of 2008. (An explanation and reconciliation of cash expenses to total expenses is included in the attached tables.) The primary drivers of the increase in total expenses were: an increase of $297,000 in non-cash restricted stock expense due to additional restricted stock grants made in February 2009 as well as the higher price at which these shares were granted compared to prior grants; an increase of $242,000 in salary and incentive compensation expense due to increased headcount; and a $46,000 increase in WHG Funds legal expense related to the planned acquisition of the Philadelphia Fund by the WHG LargeCap Value Fund. These increases were offset by a $119,000 decrease in financial advisory expense at Westwood Trust due to lower subadvised assets under management and a $75,000 decrease in other miscellaneous expenses.

Westwood Trust contributed revenue of $2.3 million and net income of $267,000 in the second quarter of 2009, compared to revenue of $2.7 million and net income of $379,000 in the second quarter of 2008. Westwood Trust’s assets under management as of June 30, 2009 were $1.7 billion, a decrease of 6% versus $1.8 billion as of June 30, 2008. The decrease in assets under management was primarily due to market depreciation, partially offset by net inflows from new clients.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, held $372 million in assets under management as of June 30, 2009, an increase of approximately 17% versus June 30, 2008. WHG SMidCap and WHG LargeCap Value are currently rated as 5-stars and WHG Income Opportunity is rated as 4-stars by Morningstar, Inc. The WHG Balanced fund will be rated by Morningstar when it completes its three-year track record in the third quarter of this year.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share payable on October 1, 2009 to stockholders of record on September 15, 2009.

Brian Casey, Westwood’s President & CEO commented, “With the market’s rebound in the second quarter and continued net inflows, our assets under management of $8.2 billion are just below our peak reported quarter-end AUM figure of $8.28 billion in the third quarter 2008. Our new business pipeline is strong with a number of new account wins that we expect to fund over the balance of this year and our marketing team remains busy responding to a continued high level of RFP and search activity. We look forward to welcoming shareholders of the Philadelphia Fund into the WHG LargeCap Value Fund later this year. We believe that increased scale will enable our fund to receive consideration for larger mutual fund mandates and accelerate the timeline to achieve a lower expense ratio for shareholders. Our SMidCap product has reached $2 billion in assets from under $100 million just five years ago. While we are making plans for the eventual closing of the SMidCap product, we continue to have significant capacity in our other products affording us considerable future growth opportunities.”

Westwood will host a conference call to discuss the 2009 second quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through July 30 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 244124.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate and public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

©2009 Morningstar, Inc. All Rights Reserved. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. Past performance is no guarantee of future results. For each fund with at least a three year history, Morningstar calculates a Morningstar Rating based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effects of sales charges, loads and redemption fees), placing more emphasis on downward variations and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar Rating for a fund is derived from a weighted average of the performance figures associated with its three-, five- and ten-year Morningstar Ratings metric. As of 6/30/2009, WHGLX was rated among 1,154 Large Cap Value funds in the last three years and received an overall Morningstar Rating of 5 stars; WHGMX was rated among 382 Mid Cap Blend funds in the last three years and received an overall Morningstar Rating of 5 stars; WHGIX was rated among 485 Conservative Allocation funds in the last three years and received an overall Morningstar Rating of 4 stars.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; our ability to realize potential performance-based advisory fees; competition in the marketplace; downturns in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the three month periods ended March 31, 2009 and June 30, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to release publicly any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
REVENUES:
Advisory fees
Asset-based	$7,215	$6,606	$13,345	$12,996
Performance-based	-	80	-	80
Trust fees	2,303	2,677	4,724	5,425
Other revenues, net	454	288	120	277
Total revenues	9,972	9,651	18,189	18,778

EXPENSES:
Employee compensation and benefits	5,890	5,352	10,584	10,014
Sales and marketing	164	195	294	332
WHG mutual funds	103	106	280	141
Information technology	306	266	616	527
Professional services	359	439	754	887
General and administrative	646	695	1,228	1,266
Total expenses	7,468	7,053	13,756	13,167
Income before income taxes	2,504	2,598	4,433	5,611
Provision for income taxes	874	867	1,573	1,925
Net income	$1,630	$1,731	$2,860	$3,686

Earnings per share:
Basic	$0.26	$0.29	$0.46	$0.61
Diluted	$0.25	$0.27	$0.43	$0.58

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of June 30, 2009 and December 31, 2008
(in thousands, except par value and share amounts)

	June 30, 2009 (unaudited)	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$5,112	$3,498
Accounts receivable	5,211	12,638
Investments, at market value	29,754	28,152
Deferred income taxes	2,674	1,781
Other current assets	610	700
Total current assets	43,361	46,769
Goodwill	2,302	2,302
Deferred income taxes	389	934
Property and equipment, net of accumulated depreciation of $1,354 and $1,234	712	842
Total assets	$46,764	$50,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$865	$1,105
Dividends payable	2,149	2,087
Compensation and benefits payable	2,274	7,052
Income taxes payable	260	1,359
Other current liabilities	9	9
Total current liabilities	5,557	11,612
Deferred rent	362	441
Total liabilities	5,919	12,053
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,281,427 and outstanding 7,163,638 shares at June 30, 2009; issued 7,052,727 and outstanding 6,958,238 shares at December 31, 2008	73	71
Additional paid-in capital	41,815	37,458
Treasury stock, at cost – 117,789 shares at June 30, 2009; 94,489 shares at December 31, 2008	(4,369)	(3,500)
Retained earnings	3,326	4,765
Total stockholders’ equity	40,845	38,794
Total liabilities and stockholders’ equity	$46,764	$50,847

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the six months ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,860	$3,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119	114
Unrealized (gains) and losses on investments	(347)	249
Restricted stock amortization	3,722	3,151
Deferred income taxes	(348)	(536)
Excess tax benefits from stock-based compensation	(471)	(450)
Net sales (purchases) of investments – trading securities	1,305	(69)
Change in operating assets and liabilities:
Accounts receivable	7,427	2,430
Other assets	91	(856)
Accounts payable and accrued liabilities	(240)	36
Compensation and benefits payable	(4,778)	(2,169)
Income taxes payable	(462)	114
Other liabilities	(25)	(14)
Net cash provided by operating activities	8,853	5,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(28,269)	(3,478)
Sales of money market funds – available for sale	25,709	2,404
Purchase of property and equipment	(44)	(66)
Net cash used in investing activities	(2,604)	(1,140)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(869)	(802)
Excess tax benefits from stock-based compensation	471	450
Cash dividends	(4,237)	(3,793)
Proceeds from exercise of stock options	-	48
Net cash used in financing activities	(4,635)	(4,097)

NET INCREASE IN CASH	1,614	449
Cash and cash equivalents, beginning of period	3,498	4,560
Cash and cash equivalents, end of period	$5,112	$5,009

Supplemental cash flow information:
Cash paid during the period for income taxes	$2,383	$2,348
Issuance of restricted stock, net	7,018	6,552
Tax benefit allocated directly to equity	637	623

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30%
	2009	2008	Change
Net Income	$1,630	$1,731	(6)%
Add: Restricted stock expense	2,239	1,942	15
Cash earnings	$3,869	$3,673	5

Total expenses	$7,468	$7,053	6
Less: Restricted stock expense	(2,239)	(1,942)	15
Cash expenses	$5,229	$5,111	2%

	Six Months Ended June 30%
	2009	2008	Change
Net Income	$2,860	$3,686	(22)%
Add: Restricted stock expense	3,722	3,151	18
Cash earnings	$6,582	$6,837	(4)

Total expenses	$13,756	$13,167	4
Less: Restricted stock expense	(3,722)	(3,151)	18
Cash expenses	$10,034	$10,016	0%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900